EXHIBIT 12.1
ENTERPRISE PRODUCTS PARTNERS L.P.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	For the Year Ended December 31,
	2007		2006		2005		2004		2003

Consolidated income	$533,674		$601,155		$419,508		$268,261		$104,546
Add: Minority interest	30,643		9,079		5,760		8,128		3,859
Provision for taxes	15,257		21,323		8,362		3,761		5,293
Less: Equity in (income) loss of unconsolidated affiliates	(29,658)		(21,565)		(14,548)		(52,787)		13,960

Consolidated pre-tax income before minority interest and equity earnings from unconsolidated affiliates	549,916		609,992		419,082		227,363		127,658
Add: Fixed charges	400,065		306,791		264,921		168,463		151,338
Amortization of capitalized interest	9,335		7,894		1,644		974		579
Distributed income of equity investees	73,593		43,032		56,058		68,027		31,882

Subtotal	1,032,909		967,709		741,705		464,827		311,457
Less: Interest capitalized	(75,476)		(55,660)		(22,046)		(2,766)		(1,595)
Minority interest	(30,643)		(9,079)		(5,760)		(8,128)		(3,859)

Total earnings	$926,790		$902,970		$713,899		$453,933		$306,003

Fixed charges:
Interest expense	$311,764		$238,023		$230,549		$155,740		$140,806
Capitalized interest	75,476		55,660		22,046		2,766		1,595
Interest portion of rental expense	12,825		13,108		12,326		9,957		8,937

Total	$400,065		$306,791		$264,921		$168,463		$151,338

Ratio of earnings to fixed charges	2.32	x	2.94	x	2.69	x	2.69	x	2.02	x

          These computations take into account our consolidated operations and the distributed income from our equity method investees. For purposes of these calculations, “earnings” is the amount resulting from adding and subtracting the following items:
          Add the following, as applicable:
•	consolidated pre-tax income before minority interest and income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.
From the subtotal of the added items, subtract the following, as applicable:
•	interest capitalized;

•	preference security dividend requirements of consolidated subsidiaries; and

•	minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.
          The term “fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expenses; and preference dividend requirements of consolidated subsidiaries.